Exhibit 10.1

Description of Compensation Arrangements for Non-Management Directors
As of January 6, 2021

The following is a description of the compensation arrangements for the non-management directors of Constellation Brands, Inc. The Company’s annual compensation program for non-management directors for their service as directors consists of a board cash retainer, a lead director cash retainer, chair fees, restricted stock units, non-qualified stock options, an annual product allowance, and a matching charitable contribution program.

The board cash retainer consists of an annual retainer equal to $100,000 paid in quarterly installments. The lead director cash retainer consists of a $25,000 annual cash retainer to be paid to the Board’s lead director, if any, payable in quarterly installments. The chair fees consist of annual fees of $20,000 for the positions of Chair of the Audit Committee and Chair of the Human Resources Committee, and $15,000 for the Chair of the Corporate Governance Committee, which are paid in quarterly installments.

Long-term incentive awards in the form of stock options and restricted stock units granted under the Company’s Long-Term Stock Incentive Plan are another element of non-management director compensation. As approved by the Board of Directors, each non-management director receives the following annually:

1.A non-qualified stock option grant with a grant date fair value of $55,000 computed in accordance with FASB ASC Topic 718.

2.A restricted stock unit award with a grant date fair value of $102,500. (Each restricted stock unity is to represent a contingent right to receive one share of the Company's Class A Common Stock.)

The value of long-term incentive awards is pro-rated for new directors. While the Board has the flexibility to determine at the time of each grant the vesting provisions for any grant, whether on-cycle or off-cycle, stock options generally vest six (6) months following the date of grant and restricted stock units generally vest on July 10th following the date of grant. The Long-Term Stock Incentive Plan, Amended and Restated as of July 18, 2017, is filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated July 18, 2017 and filed July 20, 2017.

Non-management directors are reimbursed for reasonable expenses incurred in connection with their attendance at Board and Committee meetings. They also receive an annual product allowance in the form of a $10,000 cash payment and are eligible to participate in the Company's charitable matching contribution program whereby they can direct all or a portion of the Company’s charitable matching contributions not in excess of $5,000.

Members of the Board of Directors who are members of management serve without receiving any additional fees or other compensation for their service on the Board.